Exhibit 99.1

FOR IMMEDIATE RELEASE

THOUSAND TRAILS, INC. ANNOUNCES
RESULTS FOR THIRD QUARTER OF FISCAL 2003

     Frisco, Texas, May 13, 2003 – Thousand Trails, Inc. (AMEX:TRV), one of the nation’s largest owners and operators of membership-based campgrounds, today reported its financial results for the third quarter of fiscal 2003, which ended March 31, 2003.

     For the three months ended March 31, 2003, Thousand Trails reported net income of $2.9 million or $0.38 per diluted share on revenues of $21.3 million, compared with net income of $2.2 million or $0.25 per diluted share on revenues of $19.7 million for the same quarter last year.

     For the nine months ended March 31, 2003, Thousand Trails reported net income of $7.0 million or $0.92 per diluted share on revenues of $69.0 million, compared with net income of $6.0 million or $0.70 per diluted share on revenues of $65.0 million for the same period last year.

     “We had good performance in the quarter in new membership originations and dues collections,” said Bill Shaw, President and CEO. “Our average sales price on new membership originations was $300 higher than in the third quarter last year, and we collected about $350,000 more in dues in the third quarter this year than we did last year. By the end of the quarter, we had $20.9 million in cash and marketable securities, an increase of $11.3 million since June 30, 2002.”

     Revenues grew in the current quarter due primarily to increased membership sales revenue. In the current quarter, membership sales revenue was higher because of a positive impact from the change in deferred revenue. Expenses were higher in the current quarter due primarily to increased costs to operate the campgrounds, primarily as a result of higher costs for utilities and insurance. General and administrative costs were lower in the quarter due primarily to reductions in rent, employee benefit costs and legal expenses.

     For the nine months ended March 31, 2003, revenues grew primarily as a result of increased membership sales revenue. In the current period, membership sales revenue was higher because of a smaller negative impact from the change in deferred revenue. Expenses were higher in the current year due to higher selling expenses and increased costs to operate the campgrounds.

     A summary of the Company’s financial results is set forth below (in thousands, except for per share amounts):

	For the Three Months Ended		For the Nine Months Ended

	March 31,		March 31,

	2003	2002	2003	2002

Membership contracts
originated	$5,121	$6,297	$19,102	$19,234
Change in deferred revenue	565	(1,952)	(2,808)	(7,326)

Membership sales revenue	5,686	4,345	16,294	11,908
Membership dues	9,920	9,921	30,061	29,994
Other campground revenue	3,083	3,264	12,721	13,350
Trails Management revenue	35	1	3,287	3,417
RPI membership fees	953	1,003	2,500	2,689
Gain/(loss) on asset sales	184	(11)	186	144
Interest income	805	632	2,073	1,662
Other income	622	578	1,855	1,815

Total revenues	21,288	19,733	68,977	64,979

Campground operating
expenses	9,438	9,252	32,306	31,689
Membership origination costs	2,591	3,028	8,933	9,173
Marketing expenses	1,025	1,167	4,124	4,229
Change in deferred
origination costs	209	(692)	(673)	(2,397)
General & administrative
and member service costs	2,661	3,121	8,560	8,573
Trails Management expenses	95	149	2,987	3,132
RPI membership expenses	481	426	1,282	1,325
Interest expense	7	4	13	27

Total expenses	16,507	16,455	57,532	55,751
Income before income taxes	4,781	3,278	11,445	9,228
Income tax provision	(1,844)	(1,113)	(4,412)	(3,199)

Net income	$2,937	$2,165	$7,033	$6,029

Net income per share-Basic	$0.42	$0.27	$1.01	$0.74

Net income per share-Diluted	$0.38	$0.25	$0.92	$0.70

Shares used in calculation:
Basic	6,972	8,062	6,946	8,129

Diluted	7,641	8,699	7,650	8,638

     Founded in 1969 to provide a secure, friendly, and affordable camping experience, Thousand Trails today offers a premium outdoors destination to 110,000 members at 59 membership-based camping preserves located in 17 states and British Columbia, Canada. Thousand Trails also provides a reciprocal use program for members of approximately 280 recreational facilities and manages 194 public campgrounds for the US Forest Service and other entities.

     This news release contains “forward-looking statements” based on management’s current expectations, estimates and projections. All statements that address expectations, estimates, or projections about the future, including statements about the Company’s business strategies, plans, and conditions for future growth, are forward-looking statements and involve a number of risks, uncertainties, and assumptions. Many factors, including those discussed more fully elsewhere in this release and in the Company’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and most recent quarterly report on Form 10-Q, may cause the Company’s actual results to differ materially. These factors include, but are not limited to, the Company’s ability to control costs, membership-based campground usage and market conditions, and the Company’s success in collecting its contracts receivable.

###

For further information contact:

Bryan D. Reed
Chief Financial Officer (214) 618-7200